Exhibit 99.1

Investor Contact:

John Mills

Partner

ICR

646-277-1254

Limoneira Company Announces Fourth Quarter Fiscal Year 2015 Financial Results

- Fiscal Year 2015 Revenue was $100.3 Million - - FY 2015 EBITDA Increased 10% Compared to Prior Year- -Company Expects FY 2016 Operating Income to Increase Approximately 75% Compared to FY 2015-

Santa Paula, CA., January 11, 2016 – Limoneira Company (the “Company” or “Limoneira”) (NASDAQ: LMNR), a leading agribusiness with prime agricultural land and operations, real estate and water rights in California and Arizona, today reported financial results for the fourth quarter and full year ended October 31, 2015 and guidance for fiscal year 2016.

Fiscal Year 2015 Fourth Quarter Results

For the fourth quarter of fiscal year 2015, revenue was $14.2 million, compared to revenue of $16.3 million in the fourth quarter of the previous fiscal year. Agribusiness revenue was $12.9 million, compared to $15.0 million in the fourth quarter last year, primarily due to lower lemon sales. Rental operations revenue was $1.3 million in the fourth quarter of fiscal year 2015, compared to $1.2 million in the fourth quarter of last year. Real estate development revenue was $21,000 compared to $104,000 in the fourth quarter last year.

Agribusiness revenue for the fourth quarter of fiscal year 2015 includes $11.6 million in lemon sales, compared to $13.8 million of lemon sales during the same period of fiscal year 2014, primarily reflecting lower fresh lemon prices and volume. Approximately 388,000 cartons of fresh lemons were sold during the fourth quarter of fiscal year 2015 at a $25.00 average price per carton compared to approximately 413,000 cartons sold at a $29.09 average price per carton during the fourth quarter of fiscal year 2014. As anticipated, the Company did not recognize any avocado revenue in the fourth quarter of fiscal year 2015. In the fourth quarter of fiscal year 2014, avocado revenue was $54,000. The Company recognized $0.6 million of orange revenue in the fourth quarter of fiscal year 2015, which was similar to the same period of fiscal year 2014. Specialty citrus and other crop revenues were $0.7 million in the fourth quarter of fiscal year 2015, compared to $0.6 million in the fourth quarter of fiscal year 2014.

Costs and expenses for the fourth quarter of fiscal year 2015 were $19.1 million compared to $20.8 million in the fourth quarter of last fiscal year. The fourth quarter of fiscal year 2015 decrease in operating expenses reflects lower agribusiness costs and selling, general and administrative expenses net of approximately $0.4 million in legal, consulting and accounting expenses associated with the Company’s real estate development joint venture described below.

Operating loss for the fourth quarter of fiscal year 2015 was $4.9 million, compared to $4.5 million in the fourth quarter of the previous fiscal year. Net income applicable to common stock, after preferred dividends, for the fourth quarter of fiscal year 2015 was $0.5 million, compared to net loss applicable to common stock of $3.0 million in the fourth quarter of fiscal year 2014. Fourth quarter fiscal year 2015 net income includes a $5.0 million gain associated with the sale of 140,000 shares of Calavo Growers, Inc. (NASDAQ: CVGW) (“Calavo”) common stock and a $0.9 million gain on the sale of the Company’s Wilson Ranch. Earnings per diluted share for the fourth quarter of fiscal year 2015 were $0.04 compared to a net loss per diluted share of $0.21 for the same period of fiscal year 2014, with both periods based on approximately 14.1 million weighted average diluted common shares outstanding.

The difference between the Company’s previously expected fourth quarter fiscal year 2015 operating results and its actual operating results are primarily due to lower lemon revenue related to less volume of fresh lemon cartons sold and additional legal costs associated with the Company’s joint venture with the Lewis Group as further described below, offset by lower operating expenses and the gain on the sale of Calavo stock.

EBITDA was $2.4 million in the fourth quarter of fiscal year 2015 compared to a negative $3.3 million in the same period of fiscal year 2014. A reconciliation of EBITDA to net income is provided at the end of this release.

Fiscal Year 2015 Results

For the fiscal year ended October 31, 2015, revenue was $100.3 million compared to $103.5 million for fiscal year 2014. Operating income for fiscal year 2015 was $4.6 million compared to $9.9 million last year. Lower fiscal year 2015 operating income primarily reflects $2.0 million lower orange revenues on lower prices and volume, $0.7 million lower lemon revenues and higher agribusiness expenses, primarily associated with the Company’s packing operations in Yuma, Arizona, that was acquired June 2014. In addition, while selling, general and administrative expenses for fiscal year 2015 were less than fiscal year 2014 by approximately $0.5 million, primarily reflecting lower incentive compensation, such expenses include approximately $0.9 million in legal, consulting and accounting expenses associated with the Company’s real estate development joint venture described below.

Net income applicable to common stock, after preferred dividends, was $6.4 million for fiscal year 2015 compared to $6.5 million for fiscal year 2014. Fiscal year 2015 operating results include the aforementioned $5.0 million gain associated with the sale of Calavo Growers common stock and $0.9 million gain associated with the sale of the Wilson Ranch. Earnings per diluted share for fiscal years 2015 and 2014 was $0.46 with both years based on approximately 14.1 million weighted average diluted common shares outstanding.

EBITDA for fiscal year 2015 was $15.4 million compared to EBITDA of $14.0 million in fiscal year 2014.

Real Estate Development

On November 10, 2015, Limoneira Lewis Community Builders, LLC, a real estate development partnership between Limoneira Company and The Lewis Group of Companies ("The Lewis Group"), was formed. Limoneira received $18.0 million ($16.8 million, net of transaction costs) upon the establishment of the partnership in addition to $2.0 million the Company received from The Lewis Group in September 2015, in anticipation of forming the partnership. Limoneira Lewis Community Builders is a 50%/50% partnership between Limoneira and The Lewis Group that will engage in the residential development of Harvest at Limoneira (formerly Santa Paula Gateway Project and East Area 1). The formation of the partnership culminated with Limoneira's contribution of its East Area 1 property and The Lewis Group's contribution of $20.0 million. The funds were distributed to Limoneira upon closing the transaction, which it expects to record as a reduction in the basis of its joint venture investment. Limoneira expects to receive 25% to 80% of the net cash flow of the project, based on projected cash flow milestones provided in the partnership agreement, which is estimated to aggregate approximately 70% of total net cash flows to Limoneira, including the initial $20 million distribution, and the balance of net cash flows to The Lewis Group over the estimated seven to ten year life of the project. The build-out of lots is expected to begin in 2016. The Company anticipates Limoneira Lewis Community Builders will begin receiving security deposits from homebuilders for lots sales in mid-2017, and the sale of lots is expected to begin in the fourth quarter of 2017.

Management Comments

Harold Edwards, President and Chief Executive Officer, stated, “Over the past year, we continued to execute on our long-term growth strategy. We formed a development partnership between our company and The Lewis Group, a leading real estate development and investment company, for the development of Harvest at Limoneira. We expect to receive $100 million to $130 million from the joint venture, including the $20 million we have received, over the seven to ten year life of the project. We are also focused on the development of over 40 acres of commercial properties adjacent to project property, which represents an additional opportunity for meaningful cash flows.”

Mr. Edwards continued, “In addition, in fiscal year 2015, we made significant progress on our agribusiness. We substantially completed the expansion of our lemon packing house in Santa Paula. We expect the new packing facilities to become operational in the first quarter of fiscal year 2016 and anticipate that it will increase our packing efficiency and double the annual capacity of our lemon packing operations with significantly less labor costs. We also recently acquired approximately 900 acres of lemon, orange, and specialty citrus orchards in California that we had previously been leasing and expect to benefit from incremental operating results and cash flows resulting from the elimination of lease expense beginning in fiscal year 2016. Looking forward, we intend to continue to make investments to expand our agribusiness operations in both California and internationally in order to expand Limoneira’s position as a leading global citrus agribusiness.”

Mr. Edwards concluded, “Our financial results for the fourth quarter of fiscal year 2015 reflect our ability to strategically monetize investments and non-core assets, including the sale of Calavo stock and the sale of the Wilson Ranch, which combined generated approximately $6 million of gain in the quarter. Our operating cash flows combined with projected future cash flows from real estate development initiatives, are expected to provide the financial flexibility to invest in our business while continuing to pay a quarterly dividend, which we recently raised by 11%.”

Balance Sheet and Liquidity

During fiscal year 2015, net cash provided by operating activities was $7.7 million, compared to $16.1 million in the prior year. Net cash used in investing activities was $25.8 million in fiscal year 2015, compared to $28.6 million in the prior year, primarily related to the Company’s investments in the expansion of its lemon packing facilities, acquisition of agriculture property and additional farm worker housing units, as well as investments in real estate development projects. Net cash provided by financing activities was approximately $18.1 million in fiscal year 2015 compared to net cash provided by financing activities of $12.5 million last year. Long-term debt as of October 31, 2015 was $89.2 million, compared to $67.8 million at the end of fiscal year 2014.

During fiscal year 2015, the Company executed its on-going real estate development strategy by capitalizing real estate development costs of $8.0 million. In fiscal year 2014, the Company capitalized real estate development costs of $4.7 million.

Business Segments

During the fourth quarter of fiscal year ended October 31, 2015, the Company changed the composition of its operating segments from three reportable segments to four reportable segments, which are lemon operations, other agribusiness, rental operations and real estate development. As a result, the Company now has three business divisions: agribusiness, rental operations, and real estate development. The agribusiness division is comprised of two reportable segments, lemon operations and other agribusiness and each of the rental operations and real estate development divisions are comprised of one reportable segment.

Recent Business Highlights

The Company continues to benefit from the success of its direct lemon sales and marketing strategy. During fiscal year 2015, lemon sales were comprised of approximately 75% domestic sales, 21% sales to domestic exporters, and 4% international sales.

Alex Teague, Senior Vice President stated, “We continue to make progress expanding our agribusiness. As we begin fiscal year 2016, we will benefit from our expanded and modernized lemon packing house, along with other investments we have made over the past several years. We look forward to capitalizing on opportunities to expand our acreage of productive land, as well as driving organic growth.”

On February 3, 2015, Limoneira and Cadiz Inc. (NASDAQ: CDZI) ("Cadiz") announced that they amended their existing agricultural lease agreement to include an additional 200 acres. Limoneira acquired a total of 200 acres of lemon trees and associated irrigation lines from Cadiz and one of its leasing tenants for approximately $1.2 million. Under the amended lease agreement, Limoneira now has the right to plant up to 1,480 acres of lemons over the next three years at the Cadiz Ranch operations in the Cadiz Valley. Including the 200 acres of lemons purchased in February, the Company currently has 360 acres of lemon trees growing on the property leased from Cadiz.

On August 21, 2015, the Company completed the sale its Wilson Ranch, which is comprised of 52 acres of land with 33 acres of avocado orchards located near the City of Fillmore, in Ventura County, California. The sales price was approximately $2.8 million and the gain on the sale was approximately $0.9 million. The sales price represents approximately $53,000 and $83,000 per acre for total acres and productive avocado acres, respectively.

In September 2015, the Company completed the acquisition of 157 acres of lemon, orange and specialty citrus orchards in California’s San Joaquin Valley, for approximately $3.4 million. On December 2, 2015, the Company completed the acquisition of an additional 757 acres of lemon, orange and specialty citrus orchards in the region, for approximately $15.1 million. The orchards were acquired pursuant to purchase options contained in certain operating leases the Company has had since 2012 for approximately 1,000 acres of lemon, orange, specialty citrus and other crops, which the Company refers to as the Sheldon Ranch leases. The lease agreements included base rent of $500 per acre and contingent rent of 50% of the operating profit of the leased property as defined in the lease agreements. Total rent expense for fiscal year 2015 on the acquired property was approximately $1.0 million and was approximately $1.4 million for fiscal year 2014.

In fiscal year 2015, the Company completed its farm worker housing project and began renting 65 additional units in May 2015, which is expected to add approximately $0.9 million of rental revenue on an annual basis. The Company anticipates the additional farm worker housing will help maintain a consistent supply of labor for its agribusiness operations.

On December 15, 2015, the Company declared a quarterly cash dividend of $0.05 per common share payable on January 15, 2016 in the aggregate amount of approximately $0.7 million to stockholders of record on December 28, 2015. This represents an 11% increase compared to the Company’s previous quarterly dividend of $0.045 per common share.

Fiscal Year 2016 Outlook

For the fiscal year ending October 31, 2016, the Company expects to sell between 2.7 million and 3.0 million cartons of fresh lemons at an average price of approximately $22.50 per carton, and expects to sell approximately 8.5 to 9.5 million pounds of avocados at approximately $0.80 per pound.

The Company expects operating income for fiscal year 2016 to be approximately $7.8 million to $8.3 million compared to operating income of $4.5 million for fiscal year 2015. Fiscal year 2016 EBITDA is expected to be in the range of $13.6 million to $14.1 million. Excluding the combined gain of approximately $6.0 million associated with the sale of Calavo stock and the Company’s Wilson Ranch, fiscal year 2015 EBITDA was $9.4 million. The Company expects fiscal year 2016 earnings per diluted share to be in the range of $0.25 to $0.29. Excluding certain expenses described below, fiscal year 2016 earnings per diluted share are expected to be in the range of $0.42 to $0.46.

As previously described, gains from the sale of Calavo stock and the Wilson Ranch totaled approximately $6.0 million and are included in fiscal year 2015 earnings. Such gains represent approximately $3.8 million net of income tax or approximately $0.27 earnings per diluted share. Excluding the Calavo stock and Wilson Ranch gains, earnings per diluted share would have been approximately $0.19 for fiscal year 2015.

Fiscal year 2016 estimated operating results reflect an anticipated increase in operating income primarily related to cost savings from the Company’s new lemon packing facilities, additional revenues from additional farm worker housing units and the elimination of lease expense resulting from the acquisition of the previously leased Sheldon Ranches, offset by a transaction fee of $1.1 million incurred on the close of the Limoneira / Lewis joint venture, an expected increase in depreciation expense that results from the new packing facilities, the acquired Sheldon Ranch property and the additional farm working housing units. In addition, interest expense is expected to increase in fiscal year 2016 related to the new packing house and the additional farm worker housing units being placed into service because related interest costs were capitalized during the construction period. The $1.1 million transaction fee and the fiscal year 2016 estimated incremental increase in depreciation and interest expense aggregate approximately $3.8 million, which represents an estimated $2.4 million in expense net of income tax or approximately $0.17 earnings per diluted share.

Conference Call Information

The Company will host a conference call and audio webcast on January 11, 2016, at 1:30 pm Pacific Time (4:30 pm Eastern Time) to discuss its financial results. To access the conference call, participants in the U.S. should dial (888) 713-3589, and international participants should dial (913) 312-1430.  Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company's website at www.limoneira.com. Visitors to the website should select the "Investor" link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through January 25, 2016, by calling (877) 870-5176 from the U.S. or (858) 384-5517 from international locations to access the playback; passcode is 262452.

About Limoneira Company

Limoneira Company, a 120-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra) is a dedicated sustainability company with approximately 10,700 acres of rich agricultural lands, real estate properties and water rights in California and Arizona. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements, including earnings guidance for fiscal year 2015, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings which are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company’s operations and interest costs associated with its capital structure, management believes that earnings before interest, income taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA, which excludes impairments on real estate development assets when applicable, is an important measure to evaluate the Company’s results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies. EBITDA and adjusted EBITDA is summarized and reconciled to net income, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows:

	Three months ended October 31,		Years Ended October 31,
	2015	2014	2015	2014

Net income (loss)	$654,000	$(2,835,000)	$7,082,000	$6,991,000
Total interest expense (income), net	46,000	(1,000)	148,000	(60,000)
Income taxes	497,000	(1,463,000)	3,974,000	3,573,000
Depreciation and amortization	1,205,000	952,000	4,184,000	3,516,000
EBITDA	2,402,000	(3,347,000)	15,388,000	14,020,000
Impairments of real estate development assets	-	-	-	435,000
Adjusted EBITDA	$2,402,000	$(3,347,000)	$15,388,000	$14,455,000

Limoneira Company

Consolidated Balance Sheets (unaudited)

	October 31,
	2015	2014
Assets
Current assets:
Cash	$39,000	$92,000
Accounts receivable, net	7,420,000	7,236,000
Cultural costs	3,916,000	3,691,000
Prepaid expenses and other current assets	2,387,000	2,658,000
Income taxes receivable	-	1,143,000
Total current assets	13,762,000	14,820,000

Property, plant and equipment, net	128,951,000	105,873,000
Real estate development	96,067,000	88,088,000
Equity in investments	3,047,000	3,638,000
Investment in Calavo Growers, Inc.	18,508,000	24,270,000
Note receivable	589,000	2,084,000
Other assets	8,602,000	8,114,000
Total Assets	$269,526,000	$246,887,000
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$6,611,000	$6,363,000
Growers payable	5,841,000	5,839,000
Accrued liabilities	5,864,000	7,539,000
Fair value of derivative instrument	767,000	809,000
Current portion of long-term debt	589,000	583,000
Total current liabilities	19,672,000	21,133,000
Long-term liabilities:
Long-term debt, less current portion	89,235,000	67,771,000
Deferred income taxes	19,425,000	21,041,000
Other long-term liabilities	7,641,000	6,282,000
Total liabilities	135,973,000	116,227,000
Commitments and contingencies	-	-

Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 29,500 and 30,000 shares issued and outstanding at October 31, 2015 and 2014) (8.75% coupon rate)	2,950,000	3,000,000

Series B-2 Convertible Preferred Stock – $100.00 par value (10,000 shares authorized: 9,300 shares issued and outstanding at October 31, 2015 and 2014) (4% dividend rate on liquidation value of $1,000 per share)	9,331,000	9,331,000

Stockholders' equity:
Series A Junior Participating Preferred Stock – $.01 par value (20,000 shares authorized: zero issued or outstanding at October 31, 2015 and 2014)	-	-
Common Stock – $.01 par value (19,900,000 shares authorized: 14,135,080 and 14,078,077 shares issued and outstanding at October 31, 2015 and 2014, respectively)	141,000	140,000
Additional paid-in capital	90,759,000	89,770,000
Retained earnings	27,216,000	23,308,000
Accumulated other comprehensive income	3,156,000	5,111,000
Total stockholders' equity	121,272,000	118,329,000
Total Liabilities and Stockholders' Equity	$269,526,000	$246,887,000

Limoneira Company

Consolidated Statements of Operations (unaudited)

	Three months ended October 31,		Twelve months ended October 31,

	2015	2014	2015	2014
Net revenues:
Agribusiness	$12,856,000	$15,041,000	$95,124,000	$98,522,000
Rental operations	1,335,000	1,157,000	5,104,000	4,640,000
Real estate development	21,000	104,000	83,000	300,000
Total net revenues	14,212,000	16,302,000	100,311,000	103,462,000
Costs and expenses:
Agribusiness	13,878,000	15,595,000	77,186,000	74,325,000
Rental operations	969,000	842,000	3,440,000	3,073,000
Real estate development	524,000	379,000	1,330,000	1,400,000
Impairments of real estate development assets	-	-	-	435,000
Selling, general and administrative	3,719,000	4,010,000	13,772,000	14,336,000
Total costs and expenses	19,090,000	20,826,000	95,728,000	93,569,000
Operating income (loss)	(4,878,000)	(4,524,000)	4,583,000	9,893,000
Other income (expense):
Interest expense	(50,000)	-	(188,000)	-
Gain on sale of stock in Calavo Growers, Inc.	5,033,000	-	5,033,000	-
Gain on sale of Wilson Ranch	935,000	-	935,000	-
Interest income	4,000	1,000	40,000	60,000
Equity in earnings of investments	50,000	131,000	243,000	263,000
Other income, net	57,000	94,000	410,000	348,000
Total other income	6,029,000	226,000	6,473,000	671,000

Income (loss) before income taxes	1,151,000	(4,298,000)	11,056,000	10,564,000

Income tax (provision) benefit	(497,000)	1,463,000	(3,974,000)	(3,573,000
Net income (loss)	654,000	(2,835,000)	7,082,000	6,991,000
Preferred dividends	(158,000)	(158,000)	(635,000)	(460,000
Net income (loss) applicable to common stock	$496,000	$(2,993,000)	$6,447,000	$6,531,000

Basic net income (loss) per common share	$0.04	$(0.21)	$0.46	$0.46

Diluted net income (loss) per common share	$0.04	$(0.21)	$0.46	$0.46

Dividends per common share	$0.05	$0.05	$0.18	$0.17

Weighted-average common shares outstanding-basic	14,132,000	14,078,000	14,119,000	14,055,000
Weighted-average common shares outstanding-diluted	14,132,000	14,078,000	14,119,000	14,055,000